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BlackRock Funds (the "Registrant"): BlackRock USA Momentum Factor Index Fund,
BlackRock USA Quality Factor Index Fund, BlackRock USA Size Factor Index Fund and BlackRock USA Value Factor Index Fund (each, a "Fund")

77Q1(a):

Copies of any material amendments to the Registrant's charter or by-laws

Attached please find as an exhibit to Sub-Item 77Q1(a) of Form N-SAR, a copy of the Registrant's Certification of Classification of Shares with respect to each of the Funds filed with the Commonwealth of Massachusetts.

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                                                                EXHIBIT 77Q1(A)

                              BLACKROCK FUNDS/SM/
                       (A Massachusetts Business Trust)

                   Certification of Classification of Shares

   The undersigned, Secretary of BlackRock Funds/SM/ (the "Fund"), does hereby certify that at a meeting of the Board of Trustees of the Fund duly held on September 22, 2016, the Trustees of the Fund, acting pursuant to Article V of the Fund's Declaration of Trust, dated December 22, 1988, as amended through Amendment No. 4 thereof effective as of January 31, 1998 (the "Declaration"), did authorize the classification of an unlimited number of unissued and unclassified shares of beneficial interest of the Fund into four separate classes of shares with the alphabetical designations FFFFF, GGGGG, HHHHH and IIIII, with the supplemental designations BlackRock USA Momentum Factor Index Fund, BlackRock USA Quality Factor Index Fund, BlackRock USA Size Factor Index Fund and BlackRock USA Value Factor Index Fund, respectively (each of BlackRock USA Momentum Factor Index Fund, BlackRock USA Quality Factor Index Fund, BlackRock USA Size Factor Index Fund and BlackRock USA Value Factor Index Fund referred to herein as a "Portfolio" and collectively as the "Portfolios") and to further divide such classes into classes with the same alphabetical designation as follows: FFFFF-3 and FFFFF-18, representing interests Institutional Shares and Class K Shares of BlackRock USA Momentum Factor Index Fund, respectively; GGGGG-3 and GGGGG-18, representing interests in Institutional Shares and Class K Shares of BlackRock USA Quality Factor Index Fund; HHHHH-3 and HHHHH-18, representing interests in Institutional Shares and Class K Shares of BlackRock USA Size Factor Index Fund, respectively; and IIIII-3 and IIIII-18, representing interests in Institutional Shares and Class K Shares of BlackRock USA Value Factor Index Fund, respectively; with all of the rights and preferences of such shares set forth in the Declaration and in this Certificate of Classification of Shares of the Fund as set forth below:

   (1) all consideration received by the Fund for the issue or sale of Institutional Shares and Class K Shares of each Portfolio, shall be invested and reinvested with the consideration received by the Fund for the issue and sale of all other shares of such Portfolio, together with all income, earnings, profits and proceeds thereof, including (i) any proceeds derived from the sale, exchange or liquidation thereof, (ii) any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, and (iii) any general assets of the Fund allocated to shares of such Portfolio by the Board of Trustees in accordance with the Fund's Declaration; and each share class of each Portfolio shall share on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund) with such other classes of shares in such Portfolio in such consideration and other assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds in whatever form;

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   (2) in determining the income attributable to each share of each particular share class of the Portfolios: any general expenses and liabilities of the Fund allocated by the Board of Trustees to the portfolios of the Fund shall be allocated among all portfolios on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund), and any expenses and liabilities of the Fund allocated by the Board of Trustees to a Portfolio shall be allocated among the share classes included in such Portfolio on the basis of relative net asset values (or on such other basis established by the Trustees or officers of the Fund), except that to the extent permitted by rule or order of the Securities and Exchange Commission, shares with the designations FFFFF-3, GGGGG-3, HHHHH-3 and IIIII-3 shall bear all (1) expenses and liabilities relating to Institutional Shares of the Portfolios payable under the Fund's Distribution and Service Plan, and (2) other expenses and liabilities directly attributable to such shares which the Trustees of the Fund determine should be borne solely by such shares; and shares with the designations FFFFF-18, GGGGG-18, HHHHH-18 and IIIII-18 shall bear all
(1) expenses and liabilities relating to Class K Shares of the Portfolios payable under the Fund's Distribution and Service Plan, and (2) other expenses and liabilities directly attributable to such shares which the Trustees of the Fund determine should be borne solely by such shares;

   (3) except as otherwise provided in this Certification, each share of each Portfolio shall have all the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption as set forth in the Fund's Declaration and shall have the same voting powers, provided that: (i) when expressly required by law, or when otherwise permitted by the Board of Trustees acting in its sole discretion, shares shall be voted by individual class and/or series; and (ii) only shares of the respective class, classes and/or series, as the case may be, affected by a matter shall be entitled to vote on such matter, and provided further that without affecting any provisions in the Fund's Declaration, shares of each class shall be subject to the express right of the Fund to redeem shares of such class at any time if the Trustees determine in their sole discretion and by majority vote that failure to so redeem may have adverse consequences to the holders of the shares of such class, and upon such redemption the holders of the shares so redeemed shall have no further right with respect thereto other than to receive payment of the redemption price; and

   (4) each share of each Portfolio issued for the purchase price established in the respective Portfolio's Prospectus will be validly issued, fully paid and non-assessable.

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WITNESS my hand this 13th day of November, 2016.

      /s/ Benjamin Archibald
      --------------------------
      Benjamin Archibald
      Secretary